EXHIBIT 10.2
DEALER MANAGER OPERATING AGREEMENT
     THIS DEALER MANAGER OPERATING AGREEMENT (the “Agreement”) is entered into and effective as of November 19, 2009 (the “Effective Date”), by and between Gladstone Commercial Corporation, a Maryland corporation (the “Company”), and Halcyon Capital Markets, LLC, a Massachusetts limited liability company (the “Dealer Manager”).
     WHEREAS, the Company is offering for sale in a private placement offering (the “Offering”) up to 3,333,333 shares of the Company’s Senior Common Stock (the “SCS Shares”) pursuant to a Confidential Private Placement Memorandum of the Company dated November 19, 2009; and
     WHEREAS, pursuant to that certain Dealer Manager Agreement dated November 19, 2009, the Dealer Manager has agreed to act as the dealer manager for the Offering and the Company has agreed to pay certain commissions and fees to the Dealer Manager for such services; and
     WHEREAS, the Company has agreed to advance funds to cover certain expenses to enable the Dealer Manager to commence sales efforts in connection with the Offering; and
     WHEREAS, the parties hereto desire to set forth their understanding of the advancement of these expenses pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Budget. Attached as Exhibit A hereto is the initial budget of revenues and expenses associated with the Offering (the “Budget”) agreed upon by the Company and the Dealer Manager. The Dealer Manager agrees to use its best efforts to utilize funds advanced by the Company pursuant to this Agreement in accordance with the Budget. Material exceptions to the Budget must be approved by the Company in advance. The Budget may be revised to adapt to changes in market conditions or marketing plans upon the mutual agreement of the parties.
     2. Expense Advances. Subject to the terms and conditions below, the Company hereby agrees to advance to the Dealer Manager a Mutually Agreed upon amount each month based upon the budgeted “Projected Dealer Manager Cash Flow” line item contained in the Budget. “Mutually Agreed” means that the Dealer Manager and the Company must agree on the amount to be disbursed before the end of each month and in order to do that the Dealer Manager will submit a projected use of money from the prior disbursement by the 23rd day of the month based on the actual spending and the projected spending. The Mutually Agreed upon amount to be advanced by the Company for each calendar month shall be paid to the Dealer Manager by wire transfer or other immediately available funds at least three (3) days prior to the first day of such month; provided, that the amount advanced for the first calendar month shall be payable after the Dealer Manager furnishes satisfactory evidence to the Company of the admission of Dan Werry as a member of the Dealer Manager. Expense advances advanced to the Dealer Manager will be used only for the items set out in the Budget and for the amounts set out in the Budget.
     3. Reimbursement of Advances. The Company may apply the portion of the dealer manager fee (the “Halcyon DM Fee”) attributable to the Dealer Manager (i.e., net of any marketing or other similar fees required to be paid to participating broker-dealers) against funds previously advanced by the Company to the Dealer Manager in any given month. The Halcyon DM Fee shall not be paid by the Company to the Dealer Manager until the Projected Dealer Manager Cash Flow—Total Cumulative on the Budget has reached positive and remains positive for two consecutive months. The maximum total amount to be paid by the Company to the Dealer Manager from all sources (not including the 7% commissions) shall not exceed 3.75% (including the 1% that may be paid to participating broker-dealers as marketing fees) of the Gross Offering Proceeds, meaning all SCS Shares sold by the Dealer Manager multiplied by $15, except for SCS Shares sold to an Institution without the Company’s prior written approval in accordance with the Dealer Manager Agreement. To the extent that the maximum total amount paid to the Dealer Manager combined with expenses advanced by the Company under this Agreement exceeds 3.75% (including any amounts paid to broker-dealers by the Company) of the Gross Offering Proceeds, the Dealer Manager shall reimburse the Company for such excess within five (5) days of the ending of the Offering per Section 7 below.
     4. Monthly Reports. The Dealer Manager shall provide to the Company for each calendar month, no later than the fifth day of the subsequent calendar month, a report of actual expenses and sales pursuant to the Offering, in sufficient detail to permit the Company to evaluate the performance of the Dealer Manager in relation to the Budget. In addition the Dealer Manager shall provide the following reports:
          (a) Weekly or daily on key accounts regarding the signing of the sales agreement.
          (b) Weekly or daily on wholesalers regarding the sale of SCS Shares.
          (c) Any and all other reasonable documentation requested by the Company.
     5. New Sponsor Approval. The Dealer Manager agrees that it shall not act as dealer manager or provide similar services for any new sponsor of any private or public offering without the prior written approval of the Company, which approval shall not be unreasonably withheld. When determining whether to grant such approval, the Company shall primarily consider the following factors: (a) whether the proposed new sponsor will be offering directly competing products (e.g., single-tenant, net lease properties); (b) whether there is a reasonable probability that the credibility or reputation of the proposed new sponsor could be detrimental to the goodwill of the Company and its affiliates, and (c) if adding another offering would adversely distract the employees of the broker-dealers from the sale of the SCS Shares.
     6. State Registrations. The Dealer Manager shall be registered as a broker-dealer in every state that it intends to sell in within thirty (30) days after the Effective Date, and shall not make any sales of SCS Shares unless and until all such registrations are completed.
     7. Term and Termination.
          (a) Term. Unless earlier terminated as provided below, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the earlier to occur of (i) the effective date of the termination of the Offering, (ii) the effective date of the termination of the Dealer Manager Agreement, or (iii) a default under this Agreement.
          (b) Termination by the Company. Notwithstanding anything in this Agreement or the Dealer Manager Agreement to the contrary, the Company may terminate this Agreement in any of the following circumstances: (i) after the earlier to occur of 120 days following the receipt by the Dealer

Manager of the Offering’s third-party due diligence report and FINRA-compliant marketing support materials or the date on which the Company has advanced $500,000 to the Dealer Manager under this Agreement; (ii) in the event that the Dealer Manager has not fully complied with its registration obligations pursuant to Section 6 above; (iii) if the Investment Committee of the Company determines, in its sole and absolute discretion, that market conditions or the business of the Company may be adversely affected by continuing to offer the SCS Shares in the Offering; or (iv) if the Dealer Manager does not furnish satisfactory evidence of the admission of Dan Werry as a member of the Dealer Manager within five (5) business days after the Effective Date.
          (c) Termination by the Dealer Manager. Notwithstanding anything in this Agreement or the Dealer Manager Agreement to the contrary, the Dealer Manager may terminate this Agreement in any of the following circumstances: (i) the Company fails to make any payment to the Dealer Manager pursuant to this Agreement within fifteen (15) days after such payment is due; (ii) the Company or its representatives frustrate sales and marketing activities by (A) refusing to participate in a sales or marketing event as reasonably requested by the Dealer Manager or (B) unreasonably delaying the approval or production of necessary support materials, third-party due diligence reports, or the execution and maintenance of broker-dealer selling agreements; or (iii) the Company sustains significant material damage to Company goodwill such that it becomes highly unlikely that the Dealer Manager can sell the Company’s shares.
          (d) Effect of Termination. Upon a termination by the Company or the Dealer Manager pursuant to subsection (b) or (c): (i) neither party shall have any further obligations other than as specified under this Agreement; and (ii) the parties shall reasonably cooperate to preserve and minimize any disruption to relationships developed by the Dealer Manager with the participating broker-dealers listed on Exhibit B in connection with the Offering.
     8. Potential Future Additional Affiliated Dealer Manager. The Dealer Manager understands, acknowledges and agrees that the Dealer Manager has been appointed as dealer manager of the Offering of the SCS Shares on a non-exclusive basis and that the Company may, in the future, enter into a separate dealer manager agreement with Circadian Partners, LLC, an affiliate of the Company’s adviser and a member firm of FINRA, for the sale of the SCS Shares on the same or similar terms set forth in the Dealer Manager Agreement.
     9. Miscellaneous.
          (a) Assignment. This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.
          (b) Entire Agreement; Amendment. Other than the Dealer Manager Agreement, which governs the relationship of the Dealer Manager and the Company in connection with the Offering, this Agreement constitutes the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof and supersedes all prior written and oral statements or agreements with respect to such subject matter. This Agreement may be amended or modified only in a writing signed by the parties.
          (c) Applicable Law and Venue. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Virginia. The parties hereby agree that venue for any action brought in connection with this Agreement shall lie exclusively in McLean, Virginia.

          (d) Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement. Facsimile and electronic executions and deliveries shall have the full force and effect of original signatures.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first written above.

COMPANY: Gladstone Commercial Corporation
By:
Name:
Title:

DEALER MANAGER: Halcyon Capital Markets, LLC
By:
Name:
Title:

Exhibit A
Budget
[See attached]

Exhibit A
Gladstone $50M Reg D Offering

		Nov	Dec	Jan	Feb	March	April	May	June	July	Aug	Sept	Oct
		2009	2009	2009	2010	2010	2010	2010	2010	2010	2010	2010	2010
		Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Total

Broker Dealer Expenses:

Wholesalers Payroll
	Totals	14,640	14,640	21,840	21,840	21,840	21,840	39,840	39,840	39,840	39,840	39,840	39,840	355,680

Operations Payroll
	Totals	27,552	27,552	27,552	32,779	34,912	34,912	37,952	37,952	37,952	37,952	37,952	37,952	412,971

BD Sponsorship
	Totals	—	—	—	30,000	30,000	—	105,000	22,500	22,500	7,500	7,500	—	225,000

Other Admin
	Totals	10,150	300	300	300	300	300	300	300	300	300	300	300	13,450

Other Marketing
	Totals	12,750	13,300	11,500	11,909	21,134	34,467	31,617	37,617	32,742	29,742	29,742	—	266,520

Start-Up
	Totals	116	10,000	5,750	1,300	800	663	—	—	—	—	—	—	18,629

Other O/H
	Totals	7,300	6,800	6,800	6,800	6,800	6,800	6,800	6,800	6,800	6,800	6,800	6,800	82,100

Dues/Subscriptions

	Totals	—	650	—	—	—	—	—	—	—	—	—	—	650

Total Broker/Dealer Expenses (Monthly)		72,508	73,242	73,742	104,928	115,786	98,982	221,509	145,009	140,134	122,134	122,134	84,892	1,375,000

Broker Dealer Income:
Equity First Year — INPUT	50

Equity Raised		—	—	—	1,250,000	2,500,000	6,250,000	6,250,000	6,250,000	6,250,000	6,250,000	6,250,000	8,750,000	50,000,000

Halcyon DM Fee	3.75%	—	—	—	46,875	93,750	234,375	234,375	234,375	234,375	234,375	234,375	328,125	1,875,000

Cumulative Halcyon DM Fee		—	—	—	46,875	140,625	375,000	609,375	843,750	1,078,125	1,312,500	1,546,875	1,875,000

Local BD Marketing Fees (1)	1.00%	—	—	—	(12,500)	(25,000)	(62,500)	(62,500)	(62,500)	(62,500)	(62,500)	(62,500)	(87,500)	(500,000)

Commissions to Reg Reps in (2)	7.00%	—	—	—	87,500	175,000	437,500	437,500	437,500	437,500	437,500	437,500	612,500	3,500,000

Commissions Paid (2)	7.00%	—	—	—	(87,500)	(175,000)	(437,500)	(437,500)	(437,500)	(437,500)	(437,500)	(437,500)	(612,500)	(3,500,000)

Net Dealer Manager Income (Monthly)		—	—	—	34,375	68,750	171,875	171,875	171,875	171,875	171,875	171,875	240,625	1,375,000

Total Cumulative		—	—	—	34,375	103,125	275,000	446,875	618,750	790,625	962,500	1,134,375	1,375,000

Projected Dealer Manager Cash Flow		(72,508)	(73,242)	(73,742)	(70,553)	(47,036)	72,893	(49,634)	26,866	31,741	49,741	49,741	155,733
Total Cumulative		(72,508)	(145,750)	(219,492)	(290,045)	(337,081)	(264,188)	(313,822)	(286,956)	(255,215)	(205,474)	(155,733)	0

Issuer/Sponsor (GOOD) Costs:

Total GOOD Costs		228,500	77,083	90,833	35,833	73,750	34,500	23,000	67,750	31,500	21,500	65,750	29,500	779,500
Aggregate Counter		228,500	305,583	396,417	432,250	506,000	540,500	563,500	631,250	662,750	684,250	750,000	779,500

GOOD Org & Off Income

Re-Couped Expense (50)	1.56%	—	—	—	19,487	38,975	97,437	97,437	97,437	97,437	97,437	97,437	136,412	779,500

Advisor/GLDMGT Income

Total GLDMGT Income		—	—	—	—	—	93,750	—	—	269,531	—	—	468,750	832,031

Combined Totals

Broker/Dealer
FM Broker/Dealer Expenses		72,508	73,242	73,742	104,928	115,786	98,982	221,509	145,009	140,134	122,134	122,134	84,892	1,375,000
FM Broker/Dealer Income		—	—	—	34,375	68,750	171,875	171,875	171,875	171,875	171,875	171,875	240,625	1,375,000

Broker/Dealer Total		(72,508)	(73,242)	(73,742)	(70,553)	(47,036)	72,893	(49,634)	26,866	31,741	49,741	49,741	155,733	0

GOOD
GOOD Costs		228,500	77,083	90,833	35,833	73,750	34,500	23,000	67,750	31,500	21,500	65,750	29,500	779,500
GOOD Income		—	—	—	19,487	38,975	97,437	97,437	97,437	97,437	97,437	97,437	136,412	779,500

GOOD Total		(228,500)	(77,083)	(90,833)	(16,346)	(34,775)	62,937	74,437	29,687	65,937	75,937	31,687	106,912	—

GOOD & BD Cash Flow- Monthly		(301,008)	(150,325)	(164,575)	(86,898)	(81,811)	135,830	24,803	56,553	97,678	125,678	81,428	262,645

GOOD & BD Cash Flow- Cumulative		(301,008)	(451,333)	(615,909)	(702,807)	(784,618)	(648,788)	(623,984)	(567,431)	(469,752)	(344,074)	(262,645)	0	0

GLD MGT
GLDMGT Expenses
GLDMGT Income		—	—	—	—	—	93,750	—	—	269,531	—	—	468,750	832,031

GLDMGT Total		—	—	—	—	—	93,750	—	—	269,531	—	—	468,750	832,031

Exhibit B
Participating Broker-Dealers
[See attached]